Duesenberg Technologies Inc. No. 21, Denai Endau 3, Seri Tanjung Pinang, 10470 Tanjung Tokong, Penang, Malaysia

OTCQB: DUSYF

News Release

DUESENBERG TECHNOLOGIES CLOSES PRIVATE PLACEMENT FINANCING, ENTERES INTO DEBT SETTLEMENT AGREEMENTS AND ISSUES SHARES FOR SERVICES

PENANG, MALAYSIA - (March 1, 2022) Duesenberg Technologies Inc. (OTCQB: DUSYF) (the “Company” or “Duesenberg”), an OTCQB-listed issuer, announced today that on February 24, 2022, the Company closed a private placement financing by issuing 2,511,962 shares of its common stock (the “Shares”) at a price of USD$0.20 per Share for total proceeds of USD$502,392.40 (the “Financing”). The Shares were issued pursuant to the provisions of Regulation S of the United States Securities Act of 1933, as amended (the “Act”) to the person who is not a resident of the United States and is otherwise not a “U.S. Person” as that term is defined in Rule 902(k) of Regulation S of the Act.

The proceeds of the Financing will be used to support development of Duesenberg Electric and Heritage Vehicles, as well as for day-to-day operations.

On February 24, 2022, the Company entered into debt settlement agreements with Mr. Lim Hun Beng, the Company’s CEO, President and the majority shareholder, and Mr. Ong See Ming, the Company’s director, (together referred to here as the “Debt Holders”), to convert a total of $132,628 owed to the Debt Holders into 663,140 restricted Shares of the Company at $0.20 per share.

The securities issued pursuant to the debt settlement agreements have not been registered under the Act and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

In addition, on February 24, 2022, the Board of Directors of the Company resolved to issue to Mr. Chee Wai Hong and Mr. Barth, Carl Jürgen, the Company’s directors, a total of 240,000 Shares (120,000 Shares each), as fully paid and non-assessable. The Shares were issued in recognition of the services provided to the Company by Mr. Chee and Mr. Barth. The Board of Directors also approved the issuance of 150,000 Shares to an arms-length party for services provided. The Shares will not be registered under the Act and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

For additional information regarding the Financing, debt settlements and the Shares issued for services please refer to the Current Report on Form 8-K the Company filed with the SEC on March 1, 2022.

The above does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States. The securities have not been registered under the Act and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

About Duesenberg Technologies Inc.

Duesenberg Technologies Inc. was established out of the collective ambition of investors experienced in the online business and marketing. Our goal was to help entrepreneurs and businesses turn their own ideas and visions into successful companies. The Company’s business strategy relies heavily on environmentally friendly technologies. Duesenberg Technologies’ goal is to be climate neutral across its full value chain, in line with the goals set by the Paris Agreement. The Company is committed to energy resiliency through Development in Energy Transition Goal. This strategy identifies an immediate and urgent need to reduce greenhouse gas emissions to help mitigate the effects of climate change, reduce energy use, and improve air quality. The Company is posed to play a vital role in supporting all three of these objectives by reducing the environmental impact through manufacturing a new type of luxury electric vehicles.

On behalf of the Board of Directors,

Lim, Hun Beng (Joe), President

CONTACT INFORMATION

Duesenberg Technologies Inc.

+1-236-304-0299

contactus@duesenbergtech.com

Forward‐looking Information Cautionary Statement

Except for statements of historic fact, this news release contains certain “forward‐looking information” within the meaning of applicable securities law. Forward‐looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “are optimistic that” “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” or “will” occur. Forward‐looking statements are based on the opinions and estimates at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward‐looking statements including, but not limited to our ability to execute prospective business plans; inexperience in developing and mass-producing electric vehicles; actions by government authorities, including changes in government regulation; changes in the electric vehicle market; dependency on certain key personnel and any inability to retain and attract qualified personnel; developments in alternative technologies or improvements in the internal combustion engine; disruption of supply or shortage of raw materials; failure of our conceptual vehicles to perform as expected; failure to manage future growth effectively; future decisions by management in response to changing conditions; inability to design, develop, market and sell electric vehicles and services that address additional market opportunities; inability to keep up with advances in electric vehicle technology; inability to reduce and adequately control operating costs; inability to succeed in maintaining and strengthening the Duesenberg brand; labor and employment risks; misjudgments in the course of preparing forward-looking statements; our ability to raise sufficient funds to carry out our proposed business plan; the unavailability, reduction or elimination of government and economic incentives; uncertainties associated with legal proceedings; general economic conditions, because they may affect our ability to raise money; our ability to raise enough money to continue our operations; changes in regulatory requirements that adversely affect our business; and other uncertainties, all of which are difficult to predict and many of which are beyond our control. There are uncertainties inherent in forward‐looking information, including factors beyond the Company’s control. There are no assurances that the business plans for the Company as described in this news release will come into effect on the terms or time frame described herein. The Company undertakes no obligation to update forward‐looking information if circumstances or management’s estimates or opinions should change except as required by law. The reader is cautioned not to place undue reliance on forward‐looking statements. Additional information identifying risks and uncertainties that could affect financial results is contained in the Company’s filings, which are available at www.edgar.com. We seek safe harbor.